Exhibit 4.11

FIFTH AMENDMENT TO BYLAWS

OF

BALLANTYNE STRONG, INC.

The Bylaws of Ballantyne Strong, Inc., a Delaware corporation, are hereby amended as follows:

I.     Article IV Officers.

Section 4, is hereby deleted, and replaced with the following:

Article IV Officers.

Section 4.     Vice President. In the absence of the President, or in the event of his death, inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an assistant secretary, certificates for shares of the Corporation, and shall perform such other duties as may from time to time be delegated to him or her by the Board of Directors,

DATED as of the 2nd day of May 2012.

BALLANTYNE STRONG, INC.

/S/ Gary L. Cavey, President

ATTEST:

/S/ Mary Carstens, Secretary